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              DELISTING PROCEEDINGS, MANAGEMENT CHANGES, $5,000,000
             E*TRADE LICENSE AGREEMENT AMENDMENT AND $2,500,000 LOAN

NEW YORK, NY - APRIL 15, 2002 - A.B. Watley Group Inc. (NASDAQ:ABWG), premier financial services software provider (www.abwatley.com), announced that it had received a determination on April 3, 2002 from the Nasdaq Listing Qualifications Panel that the Company's request for continued listing on The Nasdaq National Market was denied. In accordance with such denial, the Company's common stock was delisted from the Nasdaq Stock Market effective with the open of business, April 4, 2002. The Company's common stock is currently being traded on the pink sheets. Steven Malin, Chairman of the Board of Directors of the Company, stated "the Company expects to correct the deficiencies which led to such delisting and appeal the determination. There can be no assurance, however, that such appeal will be successful."

The Company has restructured its software license agreement with E*TRADE Group, Inc. to grant E*TRADE a perpetual license of the Company's proprietary software for a flat fee rather than a limited term license with fees based on monthly usage. The Company will perform certain additional customization of its software and transition services for E*TRADE and will receive aggregate compensation of $5,000,000, paid in cash and E*TRADE stock, upon completion of such customization and transition. Watley retains all ownership interest in its proprietary software.

The Company also announced that the following changes in management have been made: Steven Malin has resigned as Chief Executive Officer, remaining as Chairman of the Board; Leon Ferguson, Executive Vice President and Chief Information Officer, has been named Chief Executive Officer; Anthony Huston has resigned as President and director; and Joseph Ramos has resigned as Executive Vice President and Chief Financial Officer. Jan Chason, a former partner at Ernst & Young LLP, is acting as interim Chief Financial Officer.

The Company announced that one of the holders of its Series A Convertible Preferred Stock leading an investment group has lent an aggregate of $2,500,000 to the Company. The proceeds of such loans will be used for working capital. A member of the group received warrants to purchase 1,000,000 shares of the Company's common stock as part of its $1,600,000 loan.

In connection with the loans, the holders of more than ninety percent of the Company's Series A Convertible Preferred Stock have (1) waived all adjustments to the (a) conversion price and the number of shares of stock issuable upon conversion of the Series A Convertible Preferred Stock and (b) exercise price of the warrants and the number of shares of stock issuable upon exercise of the warrants issued to such holders of the Series A Convertible Preferred Stock that would otherwise have been required as a result of the loan from the institutional investor; (2) waived the right to have the Series A Convertible Preferred Stock redeemed as a result of the (a) the Company's failure to have a registration statement covering the shares of common stock issuable upon conversion of


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the Series A Convertible Preferred Stock and the exercise of the warrants issued to such holders declared effective or, if effective, unavailable at any time prior to September 30, 2002 and (b) the suspension from listing and the failure of the Company's common stock to be listed until September 30, 2002, and (3) waived the right to receive dividends on the Series A Convertible Preferred Stock, which dividends are payable in shares of Common Stock, until the Company's next annual meeting of stockholders and an increase of the authorized but unissued shares of the Company's common stock sufficient to declare and pay accrued dividends on the Series A Convertible Preferred Stock shall have been approved by the Company's stockholders. As a result of the Company's failure to file and have the registration statement declared effective by the agreed upon dates and the delisting, the Company is required to pay liquidated damages to the holders of the Series A Convertible Preferred Stock of 2% of the purchase price paid by such holders for their shares of stock for each 30 day period until the failures have been cured. The holders may demand cash or an accrual to the liquidation preference amount of the Series A Convertible Preferred Stock.


SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995, as amended). Any number of conditions may occur which would materially affect important factors in this analysis and materially change expectations. These factors include, but are not limited to, customer trading activity, loss of one or more significant customers, change in technology, issues involved in the launch of new or modified software programs, issues involved in acting as licensor for proprietary software, shifts in competitive patterns, ability to manage growth effectively, risks associated with acquisitions including integration risks, risks associated with strategic partnerships, various project-associated risks, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in A.B. Watley Group Inc.'s filings and reports with the Securities and Exchange Commission.

CONTACT:

Sara Walser
A.B. Watley Group Inc.
(212) 422-1664 ex 5808
swalser@abwatley.com
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